Exhibit 10.8

NEXEO SOLUTIONS, LLC

SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

Effective December 8, 2011

NEXEO SOLUTIONS, LLC

SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

TABLE OF CONTENTS

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TABLE OF CONTENTS

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ARTICLE I

PURPOSE, INTENT AND TERM OF PLAN

Section 1.01 Purpose and Intent of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits in the event that such Employee’s employment with the Company or a Subsidiary is terminated involuntarily. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the requirements of a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, no employee shall have a vested right to benefits paid by the Plan. The terms of the Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or any part thereof) fails to comply with Code Section 409A or the regulations or rulings promulgated thereunder.

Section 1.02 Term of the Plan. The Plan shall generally be effective as of the Effective Date and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits prior to the Effective Date of the Plan. The Plan shall continue until terminated pursuant to Article VII of the Plan.

Section 1.03 Adoption of the Plan. The Plan was adopted by the Board of Directors of Nexeo Solutions, LLC on November 3, 2011.

ARTICLE II

DEFINITIONS

Section 2.01 “Alternative Position” shall mean a position with the Company or a Subsidiary that:

(a) provides the Employee with pay and benefits (not including perquisites or long-term incentive compensation) that are comparable in the aggregate to the Employee’s position that Employee held immediately prior to the time of the Company’s alternative offer of employment; and

(b) is not more than 50 miles each way from the location of the Employee’s position that Employee held immediately prior to the time of the Company’s alternative offer of employment; provided, however, that for positions that are essentially mobile and do not require the Employee to report to a specific geographical location or business office in order to perform the required duties of his or her employment, the mileage in this definition does not apply and the Plan Administrator has the exclusive discretionary authority to determine whether a mileage change would create a materially negative change to the Employee’s service relationship and whether a new position would constitute an Alternative Position for that Employee.

Section 2.02 “Base Salary” shall mean the Participant’s annual base salary in effect as of the Participant’s Separation from Service Date.

Section 2.03 “Board” shall mean the Board of Directors of Nexeo Solutions, LLC.

Section 2.04 “Bonus Payment” shall mean the greater of (i) the average of the actual bonuses paid to the respective Participant pursuant to The Nexeo Solutions Annual Incentive Plan that are attributable to the three (3) Company fiscal years that immediately precede the Participant’s Separation from Service Date (or, in the event that the Participant has not been continuously employed by the Company for a full three (3) year period, the portion of such three (3) year period that the Participant has provided services to the Company immediately preceding the Participant’s Separation from Service Date), or (ii) the Participant’s target bonus opportunity for the year in which a Separation from Service occurs.

Section 2.05 “Cause” shall mean an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company, (ii) violation of any fiduciary duty owed to the Company, (iii) conviction of a felony or misdemeanor, (iv) dishonesty, (v) theft, (vi) violation of Company rules or policy, including (without limitation) the Global Standards of Business Conduct, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine Cause. Examples of “Cause” may include, but are not limited to, excessive absenteeism, misconduct, negligence, insubordination, violation of Company policy, dishonesty, and deliberate unsatisfactory performance (e.g., Employee refuses to improve deficient performance).

Section 2.06 “Change of Control” shall mean shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one (1) transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis with its affiliates to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than to Nexeo Solutions Holdings, LLC (“Nexeo Holdings”) and/or its affiliates; or (ii) (A) any person or Group (other than Nexeo Holdings and/or its affiliates) becoming the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly through any equity purchase, reorganization, merger, consolidation or other transaction, of securities representing more than 40% of the aggregate outstanding voting power of the Company and (B) Nexeo Holdings and its affiliates beneficially owning (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company than such other person or Group; but excluding, in each case, (x) any transfer or transfers by Nexeo Holdings and its affiliates, directly or indirectly, of a beneficial interest in any equity securities of the Company to any person or Group or (y) any other transaction (including the issuance of new equity interests and a reorganization, merger or similar transaction), by or involving the Company or any of its affiliates, in each case within a period of one (1) year from the date hereof and that results in such person or Group becoming the beneficial holder (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of securities representing no more than 50% of the outstanding voting power of the Company (an “Equity Syndication”).

Section 2.07 “Change of Control Severance Period” shall mean the period during which a Participant is receiving Severance Benefits under this Plan due to a Termination of Employment in Connection with a Change of Control, as set forth in the Appendix.

Section 2.08 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

Section 2.09 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Section 2.10 “Code Section 409A” shall mean section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.

Section 2.11 “Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.

Section 2.12 “Company” shall mean Nexeo Solutions, LLC, a privately held Delaware limited liability company.

Section 2.13 “Effective Date” shall mean November 3, 2011.

Section 2.14 “Eligible Employee” shall mean any Employee designated by the Plan Administrator as an Eligible Employee and who has executed and returned a Participation Agreement to the Company. In addition, an Eligible Employee must be: (a) a senior member of management, (b) who is not (i) covered under any other severance plan or program sponsored by the Company or a Subsidiary that the Plan Administrator has deemed to be a plan or program that would provide duplicative severance benefits to the Employee, or (ii) a party to an employment agreement with the Company pursuant to which such Employee is entitled to severance benefits. The Plan Administrator shall have the sole authority to determine whether an Employee will be an Eligible Employee.

Section 2.15 “Employee” shall mean an individual who is a common law employee on the payroll of the Company and shall not include any person providing services to the Company or any Subsidiary through a temporary service or on a leased basis or who is hired by the Company or any Subsidiary as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding. Notwithstanding the above, in the event that Code Section 409A applies to any payments made hereunder, subsection (iv) of the definition of “Subsidiary” shall apply.

Section 2.16 “Employer” shall mean the Company or any Subsidiary.

Section 2.17 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.18 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

Section 2.19 “Involuntary Termination” shall mean the date that a Participant experiences a Company-initiated Separation from Service for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.

Section 2.20 “Key Employee” shall mean an Eligible Employee who is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Plan Administrator in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.

Section 2.21 “Notice Pay” shall mean the amount that each Eligible Employee who is eligible for Severance Benefits may receive in lieu of providing services during a “Notice Period,” which will be at least thirty (30) calendar days prior to the Eligible Employee’s Separation from Service Date. In the event that the Company determines that a Participant’s last day of work shall be prior to the end of his or her Notice Period, such Employee shall be entitled to pay in lieu of notice for the balance of such Notice Period. Notice Pay paid to an Eligible Employee shall be in addition to, and shall not be offset against, the Severance Benefits the Participant may be entitled to receive under this Article IV. An Eligible Employee who does not sign, or who revokes his or her signature on, a Release shall only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, an Eligible Employee will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period or anytime thereafter. Notice pay shall be paid in accordance with Article V.

Section 2.22 “Officer” shall mean any individual who is an officer, as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act, of the Company. For purposes of this definition, Officer shall also mean any officer of any of the Company’s Subsidiaries who performs policy making functions, within the context of Rule 16a-1(f).

Section 2.23 “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits.

Section 2.24 “Participation Agreement” shall mean the form agreement presented to each Eligible Employee by the Plan Administrator prior to his or her entry into this Plan that shall evidence the Eligible Employee’s agreement to participate in this Plan, to comply with all terms, conditions and restrictions within this Plan, and to comply with certain restrictive covenants, including confidentiality and non-competition restrictions, where applicable. The Plan Administrator shall determine the terms and conditions of each Participation Agreement and Participation Agreements may vary between each Eligible Employee.

Section 2.25 “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.

Section 2.26 “Plan” means the Nexeo Solutions Severance Plan for U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.

Section 2.27 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Executive Vice President and Chief Human Resources Officer of the Company. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).

Section 2.28 “Postponement Period” shall mean, for a Key Employee, the period of six (6) months after such Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A).

Section 2.29 “Release” shall mean the “Separation of Employment Agreement and General Release,” as provided by the Company, or such other agreement between the Company and Participant under which the Participant releases potential claims against the Company in exchange for Severance Benefits.

Section 2.30 “Salary Payment Benefits” shall mean the salary payments described in Section 4.01(b) and the bonus payments described in Section 4.01(c)(ii).

Section 2.31 “Separation from Service” shall mean “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.

Section 2.32 “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.33 “Severance Benefits” shall mean any Notice Pay, Salary Payment, Bonus Payment and COBRA coverage that a Participant is eligible to receive pursuant to Article IV of the Plan.

Section 2.34 “Severance Period” shall mean the period during which a Participant is receiving Severance Benefits under this Plan, as set forth in the Appendix.

Section 2.35 “Subsidiary” shall mean (i) a subsidiary company (wherever incorporated) of the Company; (ii) any separately organized business unit, whether or not incorporated, of the Company; (iii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (iv) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

Section 2.36 “Voluntary Termination” shall mean any Separation from Service due to retirement or termination of employment that is not initiated by the Company or any Subsidiary.

Section 2.37 “Termination of Employment in Connection with a Change of Control” shall mean an Involuntary Termination that occurs on or at any time within the twenty-four (24) month period immediately following a Change of Control.

ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 3.01 Participation. Each Eligible Employee in the Plan who incurs an Involuntary Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the Company or Subsidiary on account of an Involuntary Termination, unless otherwise provided in the Plan.

Section 3.02 Conditions.

(a) Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following within sixty (60) days following the Participant’s Separation from Service Date: (i) execution, non-revocation and delivery of a Release in the form provided by the Company; (ii) compliance by the Participant with all of the terms and conditions of such Release; and (iii) to the extent permitted in Section 4.04 of the Plan, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Plan Administrator may, in its sole discretion, determine to be appropriate). Notwithstanding the form and timing of payments noted elsewhere within this Plan, in the event that the Company has not received a properly executed Release by the Participant by the sixtieth (60th) day following the Participant’s Separation from Service Date, the Participant shall not be entitled to receive any payments or benefits pursuant to this Plan. The Company shall endeavor to deliver the final form of the Release for the Participant’s consideration within the three (3) day period immediately following the Participant’s Separation from Service Date in order to ensure that the

Participant has adequate time to complete each of the Participant’s requirements set forth herein. If the Company determines, in its sole discretion, that the Participant has not fully complied with any of the terms of this Plan and/or Release, the Company may deny Severance Benefits not yet in pay status or discontinue the payment of the Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefit already received under the Plan. If the Company notifies a Participant that repayment of all or any portion of the Severance Benefit received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02(a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.

(b) For purposes of clarity, an Eligible Employee will not be eligible to receive Severance Benefits pursuant this Plan under any of the following circumstances:

(i) The Eligible Employee voluntarily terminates employment;

(ii) The Eligible Employee resigns employment before the job-end date specified by the Employer or while the Employer still desires the Eligible Employee’s services;

(iii) The Eligible Employee’s employment is terminated for Cause;

(iv) The Eligible Employee voluntarily retires;

(v) The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;

(vi) The Eligible Employee does not return to work at the end of an approved leave of absence;

(vii) The Eligible Employee does not satisfy the conditions for Severance Benefits set forth in Section 3.02(a); or

(viii) The Eligible Employee continues in employment with the Company or a Subsidiary or refuses the Company’s offer to continue in employment in the same or in an Alternative Position with the Company or a Subsidiary.

(c) The Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.

(d) An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the

Eligible Employee returning from military leave qualifies for Severance Benefits, his/her Severance Benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment set forth in this Article III, including execution of a Release.

ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS

Section 4.01 Amount of Severance Benefits Upon Involuntary Termination (Not in Connection with Change of Control). The Severance Benefits to be provided to a Participant upon an Involuntary Termination shall be as follows:

(a) Notice Pay. The Participant will receive Notice Pay, if applicable.

(b) Salary Payment. Salary Payments shall be calculated by dividing the Participant’s Base Salary by twelve (12), and multiplying the resulting amount by the number of months noted in the Severance Period column of the Salary Payment Schedule in the Appendix.

(c) Medical, Dental and Health Care Reimbursement Account Benefits. The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s medical and dental plans as required by and pursuant to COBRA. The Company shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA). If the Participant timely elects COBRA coverage, subject to the other provisions in this Section 4.01(c), during the Severance Period, the Participant will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same time as such employee contributions are paid by similarly-situated active Company employees. If the Severance Period is less than the applicable COBRA coverage period then, effective for the first premium payment due after the Severance Period expires, the Participant will be required to pay the entire premium for COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA coverage period. COBRA coverage will cease upon the expiration of the maximum period required under COBRA or at such earlier time if the Participant does not pay the required premium within the applicable time period, if the Participant terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

Section 4.02 Amount of Severance Benefit Upon a Termination of Employment in Connection with a Change of Control. The Severance Benefits to be provided to a Participant upon a Termination of Employment in Connection with a Change of Control are as follows:

(a) Notice Pay. The Participant will receive Notice Pay, if applicable.

(b) Salary Payment. Salary Payments shall be calculated by dividing the Participant’s Base Salary by twelve (12), and multiplying the resulting amount by the number of months noted in the Change of Control Severance Period column of the Salary Payment Schedule in the Appendix.

(c) Annual and Long-Term Bonus Payments.

(i) The Bonus Payment; plus

(ii) to the extent provided in the applicable plan and solely in the event that a Participants is determined by the Plan Administrator (in connection with the plan administrator of the applicable plan) to be eligible to receive his or her pro rated annual cash bonus for the year in which the Participant’s Separation from Service Date occurs, a pro rated cash bonus for the year in which the Separation from Service Date occurs.

(d) Medical, Dental and Health Care Reimbursement Account Benefits. The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s medical and dental plans as required by and pursuant to COBRA. The Company shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA). If the Participant timely elects COBRA coverage, subject to the other provisions in this Section 4.01(d), during the Change of Control Severance Period, the Participant will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same time as such employee contributions are paid by similarly-situated active Company employees. If the Change of Control Severance Period is less than the applicable COBRA coverage period then, effective for the first premium payment due after the Change of Control Severance Period expires, the Participant will be required to pay the entire premium for COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA coverage period. COBRA coverage will cease upon the expiration of the maximum period required under COBRA or at such earlier time if the Participant does not pay the required premium within the applicable time period, if the Participant terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

Section 4.03 Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are required to be provided to the Eligible Employee by applicable law. Notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determine, during the Severance Period, that a Participant engaged in conduct during the time they were providing services to the Company that constitutes Cause, any Severance Benefits payable to the Participant shall immediately cease and the Participant shall be required to return any Severance Benefits paid to the Participant prior to such determination to the Company. The Company may withhold paying Severance Benefits pending resolution of an inquiry that could lead to a finding resulting in Cause and any such payment that was withheld and which is subsequently determined to be payable shall be paid to the Participant within ninety (90) days after the date of the final and binding resolution of the related inquiry.

Section 4.04 Reduction of Severance Benefits. With respect to amounts paid under the Plan that are not subject to Code Section 409A, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Eligible Employee or the value of Company property that the Eligible Employee has retained in his/her possession. With respect to amounts paid under the Plan that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Eligible Employee or the value of Company property that the Eligible has retained in his/her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate in any Company fiscal year.

Section 4.05 Accrued or Vested Benefits. In the event that an Eligible Employee’s employment with the Company or its successor is terminated for any reason, any accrued or vested benefits that the Eligible Employee may be due or owed with respect to plans or arrangements outside of this Plan will be governed by the terms and conditions of the applicable plan or arrangement rather than this Plan.

ARTICLE V

METHOD AND DURATION OF SEVERANCE BENEFIT PAYMENTS

Section 5.01 Timing of Payment for Severance Benefits (Not in Connection with a Change of Control). Subject to Section 5.04, the Severance Benefit to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid in once-monthly equal installment payments in accordance with normal payroll practices over the Severance Period by the Company. To ensure that the Participant has properly considered the Release revocation period, the first installment payment shall be made on the 60th day following the Eligible Employee’s Separation from Service Date, and thereafter monthly payments will continue in accordance with the Company’s normal payroll practices until the completion of the Participant’s applicable Severance Period. In the event that any monthly severance payments that should have been made to the Eligible Employee, but, due to the delay in payments pursuant to the Release revocation period were not paid to the Participant, such payments will be aggregated, without interest, and payable in a lump sum along with the first installment payment scheduled follow the sixtieth (60th) day following the Participant’s Termination of Employment. In the event that the Participant is subject to a Postponement Period, all amounts that would have been paid to the Participant but for such a Postponement Period shall be aggregated, without interest, and payable in a lump sum along with the first installment payment scheduled to follow the Postponement Period.

Section 5.02 Timing of Payment for Severance Benefits Due Upon a Termination of Employment in Connection with a Change of Control. Subject to Section 5.04, the Severance Benefit to which a Participant is entitled, as determined pursuant to Section 4.02, shall be paid in a single lump sum cash payment to the Participant on the 60th day following the Participant’s Separation from Service Date; provided, however, that the COBRA coverage under Section 4.02 shall be provided or paid in accordance with the provisions of that subsection. In the event that the Participant is subject to a Postponement Period, any portion of the Severance Benefits that would have been paid to the Participant but for such a Postponement Period shall be paid, without interest, in a lump sum on the first business day immediately following the completion of the Postponement Period.

Section 5.03 Method of Payment. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be mailed to the last address provided by the Participant to the Company or by such other reasonable method as determined by the Plan Administrator. The Company may withhold from any amounts payable under this Plan any federal, state or local taxes as the Company is required to withhold pursuant to any law or government regulation or ruling. In the event of a Participant’s death prior to the completion of all payments to which a Participant is entitled, the remaining payments shall be paid to the Participant’s estate in a single lump sum payment within sixty (60) days following the date of the Participant’s death. Notwithstanding anything to the contrary herein, no payments due to any Eligible Employee under this Plan shall be made following the twenty-four (24)-month period immediately following the Eligible Employee’s Separation from Service.

Section 5.04 Code Section 409A.

(a) Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, no Salary Payment Benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If the Participant dies during the Postponement Period, however, amounts withheld pursuant to this Section 5.04(a) shall be paid to the Participant’s estate no later than sixty (60) days after the Participant’s death.

(b) This Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, payments may only be made under this Plan upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, each individual payment that constitutes part of the Salary Payment Benefits shall be treated as a separate payment from any other such payment. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement, or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

Section 5.05 Termination of Eligibility for Benefits.

(a) All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefit payments payable to a Participant shall cease upon the occurrence of the earlier of:

(i) Subject to Article VII, termination or modification of the Plan; or

(ii) Completion of the provision of Severance Benefits to the Participant.

(b) Notwithstanding any other provision of the Plan to the contrary, the Company shall have the right to cease all Severance Benefits (except as otherwise required by law) and to recover any payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, the Release the Participant executed to obtain the Severance Benefits under the Plan or of any covenants contained in the Participation Agreement.

ARTICLE VI

THE PLAN ADMINISTRATOR

Section 6.01 Named Fiduciary. The Plan Administrator shall be the named fiduciary for purposes of ERISA.

Section 6.02 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.

Section 6.03 Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.

Section 6.04 Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company or any supplemental unemployment benefits trust, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).

ARTICLE VII

AMENDMENT, TERMINATION AND DURATION

Section 7.01 Amendment, Suspension and Termination. Except as otherwise provided in this Section 7.01, the Board or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action; provided, however, that no such amendment, suspension or termination may occur during the period that starts on the date of the consummation of a Change of Control and ends on the date that is twenty-four (24) months following the Change of Control. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02. Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.

Section 7.02 Duration. Unless terminated sooner by the Board or its delegate, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 7.01; provided, however, that after the termination of the Plan, if any Participants terminated employment on account of an Involuntary Termination prior to the termination of the Plan and are still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE VIII

DUTIES OF THE COMPANY, THE COMMITTEE AND THE PLAN ADMINISTRATOR

Section 8.01 Records. The Company or a Subsidiary thereof shall supply to (a) the Committee, all records and information necessary to the performance of the Committee’s duties pursuant to this Plan, and (b) the Plan Administrator, all records and information necessary to the performance of the Plan Administrator’s duties pursuant to this Plan.

Section 8.02 Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Plan Administrator under Article IV, from the Company’s general assets.

Section 8.03 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01 Claim. Each Participant under this Plan may contest only the administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No appeal is permissible as to an Eligible Employee’s eligibility for or a Participant’s amount of the Severance Benefit, which are decisions made solely within the discretion of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article X are exhausted and a final determination is made by the Plan Administrator. If an Eligible Employee or Participant or other interested person challenges a decision by the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article X. Facts and evidence that become known to the terminated Eligible Employee or Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims administrator. Issues not raised with the Plan Administrator will be deemed waived.

Section 9.02 Initial Claim. Before the date on which payment of a Severance Benefit commences, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.

Section 9.03 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:

(a) A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60)

calendar days after notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Plan Administrator shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.

(c) The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be made to the claimant within sixty (60) days after the claimant’s request for review, unless the Names Appeals Fiduciary determines that special circumstances requires an extension of time for processing the claim. In such case, the Plan Administrator shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Plan Administrator shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the claimant, the notice shall provide (i) the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under ERISA Section 502(a). If the final determination is that payment shall be made, then any such payment shall be made within ninety (90) days after the date by which notification of the final determination is required.

Section 9.04 Arbitration; Expenses. In the event of any dispute under the provisions of this Plan, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration in Harris County, Texas (or such other location as may be mutually agreed upon by the Employer and the Participant) in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Plan or to award a remedy for a dispute involving this Plan other than a benefit specifically provided under or by virtue of the Plan. If the Participant substantially prevails on any material issue, which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including the Company’s and Participant’s reasonable attorneys’ fees and expenses); in this event, any such fees and expenses are limited to those typically incurred in the usual course of arbitration proceedings and shall not be negotiable or determinable by the Participant, and payment to the Participant of such amounts shall occur within ninety (90) days after the date of entry of judgment (entered in accordance with applicable law in any court of competent jurisdiction) of the final, binding and non-appealable arbitration settlement. Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

ARTICLE X

MISCELLANEOUS

Section 10.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan.

Section 10.02 Plan Year. The Plan shall be administered on a fiscal year basis. Accordingly, the Plan year shall be the twelve-consecutive-month period commencing October 1st each year, except for the first Plan year, which shall commence on the Effective Date and terminate September 31, 2011.

Section 10.03 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.

Section 10.04 Successors. Any successor to the Company shall assume the Company’s obligations under this Plan and shall benefit from, and be entitled to assert, any rights under this Plan.

Section 10.05 No Mitigation. Except as otherwise provided in Section 4.04, a Participant shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company as an Employee, in which case Severance Benefits shall cease on the date of the Participant’s re-employment.

Section 10.06 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 10.07 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.08 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

Section 10.09 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 10.10 Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 10.11 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.12 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee, the Plan Administrator and all other parties with respect thereto.

Section 10.13 Lost Payees. A benefit shall be deemed forfeited if the Committee and/or the Plan Administrator is unable to locate a Participant to whom a Severance Benefit is due. Such Severance Benefit may be reinstated if application is made by the Participant for the forfeited Severance Benefit while this Plan is in operation.

Section 10.14 Benefits are Not Insured. The Plan is a severance plan. The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under this Plan.

Section 10.15 Controlling Law. This Plan shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws of Texas or any other jurisdiction, and, where applicable, the laws of the United States.

[Signature Page to Follow]

IN WITNESS WHEREOF, Nexeo Solutions, LLC has executed this Nexeo Solutions, LLC Severance Plan for U.S. Officers and Executives, effective as of November 3, 2011.

NEXEO SOLUTIONS, LLC

By:	/s/ Lisa P. Britt
Lisa P. Britt
Executive Vice President &
Chief Human Resources Officer

Appendix

SALARY PAYMENT AND BONUS PAYMENT SCHEDULE1

Salary Payment Schedule

	Severance Period	Change of Control Severance Period
All Eligible Employees	12 month Severance Period (Salary Payment to be paid over 12 months)	18 month Severance Period (Salary Payment to be paid in lump sum)

Bonus Payment Schedule

	Severance Period	Change of Control Severance Period
All Eligible Employees	Not applicable (no Bonus Payment)	18 month Severance Period (Bonus Payment to be paid in lump sum)

[1]	This schedule may be modified or amended at any time without creating an amendment to this Plan.

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